Exhibit 99.2

NewLink Genetics Reaches Corporation Presents Preliminary Safety Data from Randomized Phase 2 Trial of Indoximod, an IDO Pathway Inhibitor, at San Antonio Breast Cancer Symposium

AMES, Iowa/San Antonio, Texas, December 10, 2015 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer, today announced the presentation of preliminary safety data from NLG2101, a randomized Phase 2 trial evaluating an IDO pathway inhibitor indoximod in combination with taxane-based chemotherapy for patients with breast cancer. The data were presented today at the 2015 San Antonio Breast Cancer Symposium.
NLG2101 is a randomized, double-blind, placebo-controlled Phase 2 trial of indoximod 1200 mg orally, twice daily in combination with docetaxel 75 mg/m2 every 3 weeks or paclitaxel 80 mg/m2 weekly in patients with metastatic ER/PR positive or negative, HER2 negative breast cancer. The trial, which reached its goal of 154 patients enrolled across multiple sites in the United States and Europe, is designed to evaluate the combination of indoximod and chemotherapy as first-line therapy for patients with metastatic breast cancer. The study’s primary endpoint is progression-free survival, with secondary endpoints of overall survival, response rate per RECIST 1.1 criteria, safety, and immune response correlative assays.
Preliminary evaluable safety data from 128 patients, when considered in a blinded fashion pooling control and treatments arms of the study, suggests that the regimen is generally well tolerated. The addition of indoximod to standard of care chemotherapy for metastatic breast cancer did not increase expected adverse events known to be associated with the administered chemotherapies. Additionally, no unexpected safety signals were reported with the combination of indoximod with docetaxel or paclitaxel, suggesting that there is no additional or unique toxicity with the addition of indoximod to chemotherapy.
Objective responses were achieved in an earlier Phase 1 trial combining indoximod and docetaxel in patients with metastatic solid tumors, including breast tumors.
“I believe this is an exciting chemoimmunotherapy combination regimen for patients with metastatic breast cancer,” said Shou-Ching Tang, M.D., Ph.D., Professor of Medicine, Leader, Breast Cancer Multidisciplinary Team at Augusta University. “These data suggest that indoximod may become a valuable addition to standard breast cancer treatment regimens due to the potential for enhancing a patient’s immune system to fight cancer without additive toxicity. I eagerly await the full results of this trial evaluating a promising immune check point inhibitor in combination with chemotherapy.”
The data, presented during the poster session “Treatment: Immunotherapy,” correspond to the abstract (P2-11-09) entitled, “A phase 2 randomized trial of the IDO pathway inhibitor indoximod in combination with taxane based chemotherapy for metastatic breast cancer: preliminary data.”
Indoximod is an orally available small molecule that has shown the potential to interfere with multiple targets within the indoleamine 2,3-dioxygenase (IDO) pathway. It is designed to be used in combination with other therapeutic agents to maximize the body's immune response against a range of tumor types. Indoximod is currently in multiple Phase 2 clinical trials for the treatment of patients with breast, prostate, pancreatic,

Exhibit 99.2

melanoma and brain cancers and in Phase 1 clinical trials for the treatment of pediatric patients with primary malignant brain tumors.
About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information, please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements include, among others, statements about NewLink Genetics' financial guidance for 2015; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics' future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink Genetics' Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the U.S. Securities and Exchange Commission (SEC).  The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change.  However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics' views as of any date subsequent to the date of this press release.

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Corporate Contact:
Jack Henneman
Chief Financial Officer, NewLink Genetics
515-598-2561
Investor@linkp.com

Investors:
Donna LaVoie or Kristina Coppola
LaVoieHealthScience
617-374-8800, ext. 107/105
dlavoie@lavoiehealthscience.com

Exhibit 99.2

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com